Transgenomic Reports Fourth Quarter and Fiscal Year 2012 Financial Results

Conference Call to Be Held at 5:00 PM Eastern Time

Omaha, Neb. (March 13, 2013) - Transgenomic, Inc. (OTC/BB: TBIO) today reported financial results for the fourth quarter and year ended December 31, 2012 and provided a business update.

Fourth Quarter Financial Results

Net sales for the fourth quarter of 2012 were $7.3 million compared with $8.6 million for the same period in 2011. The decline was principally driven by lower revenues in the Diagnostic Tools segment reflecting a decline in OEM instrument sales. Clinical Laboratories sales were modestly below a strong prior year quarter. These declines were partially offset by strong revenue growth in the Pharmacogenomics Services segment.

Gross profit was $3.5 million or 49% of net sales, compared with gross profit of $5.3 million or 62% of net sales for the same period in 2011. The decline was due to a lower margin in the Diagnostic Tools segment as a result of shift in product mix. The Clinical Laboratories segment also had a decline in its gross margin to 44% of net sales in 2012 from 59% of net sales in 2011, due to investments made to improve efficiency and capacity in anticipation of volume growth.

Operating expenses were $6.8 million during the fourth quarter of 2012, compared with $5.4 million in the prior year. The increase was due to higher costs related to expansion of our field sales force to support the launch of C-GAAP and ScoliScore™ and a higher bad debt provision.

The net loss for the fourth quarter of 2012 was $2.3 million, or $0.03 per share, compared to a net income of $0.3 million, or $0.00 per share, for the fourth quarter of 2011.

Modified EBITDA, which is a non-GAAP measure that Transgenomic views as an appropriate and sound measure of the Company's results was a $2.4 million loss for the fourth quarter of 2012 compared to income of $615,000 for the same period for 2011. A reconciliation of Net Loss to Modified EBITDA is presented below.

Cash and cash equivalents were $4.5 million as of December 31, 2012, compared with $4.9 million as of December 31, 2011.

2012 Full Year Financial Results

Net sales for the twelve months ended December 31, 2012 were $31.5 million compared to $32.0 million for the same period in 2011. The Clinical Laboratories segment had a 9% increase in sales, driven by sales of its recently launched NuclearMitome, C-GAAP and ScoliScore tests. This increase was partially offset by a decline in the Pharmacogenomics Services segment, due to a lower volume of projects performed for our pharmaceutical clients, and in our Diagnostic Tools segment, which had a higher percentage of its sales go to our European distribution partner at distributor prices.

Gross profit was $15.0 million or 48% of net sales, compared with gross profit of $18.4 million or 58% of net sales for the same period in 2011. The decline in gross profit largely resulted from lower revenues at lower margins in our Diagnostic Tools business. Laboratory Services segment had lower gross margins due to investments made to increase capacity in our laboratories in anticipation of higher volume from our newly launched tests. In addition, lower sales in our Pharmacogenomics Services segment negatively impacted margins due to its relatively fixed cost structure.

Operating expenses were $24.5 million for the twelve months ended December 31, 2012, compared with $21.4 million in the prior year. Operating expenses increased primarily due to costs related to the expansion of our field sales force to support new product launches. Also contributing to the increase was a higher bad debt provision of $0.7 million.

The net loss for the twelve months ended December 31, 2012 was $8.3 million or $0.13 per share compared to a net loss of $9.8 million or $0.22 per share during the comparable period of 2011. The net loss in 2012 was reduced by $2.2 million fair value adjustment related to our common stock warrants which decreased the net loss. The net loss in 2011 included $6.1 million in expense related to the revaluation of the preferred stock warrants and conversion feature.

“Our activities in 2012, and particularly in the fourth quarter, were aimed at preparing for resumed growth in 2013. These 2012 activities included: the launch of two new proprietary products from our Clinical Labs, C-GAAP and ScoliScore™; a major expansion of our Clinical Lab Sales team to drive growth from these new assays, the development of the assay kits for our distribution relationship with A. Menarini Diagnostics; and the completion of new assays for our ICE COLD-PCR technology,” said Craig Tuttle, President and Chief Executive Officer. “Looking forward into 2013, we expect these activities will drive top line revenue growth, especially as we progress throughout the year. We are looking for increasing revenue impact from our ScoliScore™ and C-GAAP assays, as well as from other new tests in development that we expect to commercialize this year. We also expect to see a positive impact on revenue later in the year from our A. Menarini distribution agreement. In addition, we anticipate announcements beginning at scientific conferences starting mid-2013 from ongoing clinical research aimed at validating ICE COLD-PCR and its ultra-sensitive ability to detect genetic mutations in blood.”

Business Highlights

•	Acquired ScoliScore™ Prognostic Scoliosis Test: In September, the Company announced the close of the acquisition of Axial Biotech’s ScoliScore™ Adolescent Idiopathic Scoliosis (AIS) Prognostic Test. The acquisition provides Transgenomic with the ScoliScore™ assay technology and intellectual property, an established revenue and customer base, and access to a testing market estimated at more than 400,000 patients in the United States alone.

•	Medicare Coverage for C-GAAP: In July, the Company successfully secured Medicare coverage for C-GAAP, which is a simple but comprehensive saliva test that accurately predicts a patient’s response to Plavix® (clopidogrel). This innovative test analyzes markers in two important genes to identify patients who are at a genetically increased risk of major adverse cardiovascular events due to diminished effectiveness of Plavix®. As a result of this coverage, the 48 million Americans currently covered by Medicare will have access to this important genetic test.

•	ICE COLD-PCR Collaborations: In addition to our ongoing study with The University of Texas MD Anderson Cancer Center evaluating ICE COLD-PCR in several cancer types, in the second half of 2012 we initiated several new collaborations for clinical validation of this breakthrough platform technology. We expect that the results of the MD Anderson study will be announced later this year.

•	$8 Million Credit Facility: On March 13, 2013 we secured an $8.0 million term and revolving credit facility from Third Security, LLC, a leading life sciences investment firm. Proceeds from the facility will be used to refinance the Company’s outstanding debt with Forest Laboratories and to help fund working capital requirements.

Conference Call

Transgenomic management will host a conference call to discuss 2012 financial results and answer questions beginning at 5:00 p.m. Eastern Time today. To access the call via telephone, dial 866-952-1906 from the U.S. and Canada or 785-424-1825 for international participants and enter conference ID TRANS. A telephone replay will be available from 6:00 p.m. Eastern Time on March 13, 2013 through 11:59 p.m. Eastern Time on March 27, 2013 by dialing 800-723-0520 (domestic) or 402-220-2653 (international).

About Transgenomic

Transgenomic, Inc. (www.transgenomic.com) is a global biotechnology company advancing personalized medicine in cardiology, oncology, and inherited diseases through its proprietary molecular technologies and world-class clinical and research services. The Company is a global leader in cardiac genetic testing with a family of innovative products, including its C-GAAP test, designed to detect gene mutations which indicate cardiac disorders, or which can lead to serious adverse events. Transgenomic has three complementary business divisions: Transgenomic Clinical Laboratories, which specializes in molecular diagnostics for cardiology, oncology, neurology, and mitochondrial disorders; Transgenomic Pharmacogenomic Services, a contract research laboratory that specializes in supporting all phases of pre-clinical and clinical trials for oncology drugs in development; and Transgenomic Diagnostic Tools, which produces equipment, reagents, and other consumables that empower clinical and research applications in molecular testing and cytogenetics. Transgenomic believes there is significant opportunity for continued growth across all three businesses by leveraging their synergistic capabilities, technologies, and expertise. The Company actively develops and acquires new technology and other intellectual property that strengthens its leadership in personalized medicine.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” of Transgenomic within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements include, but are not limited to, those with respect to management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results, including the ability of the Company to grow its involvement in the diagnostic products and services markets. The known risks, uncertainties and other factors affecting these forward-looking statements are described from time to time in Transgenomic's filings with the Securities and Exchange Commission. Any change in such factors, risks and uncertainties may cause the actual results, events and performance to differ materially from those referred to in such statements. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all statements contained in this press release. All information in this press release is as of the date of the release and Transgenomic does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

Investor Contact	Company Contact

Michelle Carroll/Susan Kim	Investor Relations
Argot Partners	Transgenomic, Inc.
212-600-1902	402-452-5416
michelle@argotpartners.com	investorrelations@transgenomic.com
susan@argotpartners.com

TRANSGENOMIC, INC. AND SUBSIDIARY

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands except per share data)

	Three Months Ended		Fiscal Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
NET SALES	$7,292	$8,571	$31,480	$31,971
COST OF GOODS SOLD	3,748	3,288	16,470	13,534
Gross profit	3,544	5,283	15,010	18,437
OPERATING EXPENSES:
Selling, general and administrative	6,191	4,878	22,023	19,150
Research and development	620	568	2,491	2,218
Restructuring Charges	—	1	—	41
	6,811	5,447	24,514	21,409
LOSS FROM OPERATIONS	(3,267)	(162)	(9,504)	(2,972)
OTHER INCOME (EXPENSE):
Interest expense	(175)	(238)	(888)	(958)
Expense on preferred stock	—	800	—	(6,066)
Effect on warrants	1,200	—	2,200	—
Other, net	(12)	28	11	259
	1,013	590	1,323	(6,765)
LOSS BEFORE INCOME TAXES	(2,254)	428	(8,181)	(9,737)
INCOME TAX EXPENSE (BENEFIT)	60	164	146	45
NET INCOME (LOSS)	$(2,314)	$264	$(8,327)	$(9,782)
PREFERRED STOCK DIVIDENDS AND ACCRETION	(165)	(207)	(660)	(1,010)
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(2,479)	$56	$(8,987)	$(10,792)
BASIC AND DILUTED LOSS PER COMMON SHARE	$(0.03)	$—	$(0.13)	$(0.22)
BASIC AND DILUTED WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING	71,645,725	49,524,156	69,417,419	49,361,632

Transgenomic, Inc.

Summary Financial Results

Proforma Modified EBITDA

(dollars in thousands)

Management uses Modified EBITDA, a non-GAAP measure, to measure the Company's financial performance and to internally manage its businesses. Management believes that Modified EBITDA provides useful information to investors as a measure of comparison with peer and other companies. Modified EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Modified EBITDA calculations may vary from company to company. Accordingly, our computation of Modified EBITDA may not be comparable with a similarly-titled measure of another company.

The following sets forth the reconciliation of Net Loss to Modified EBITDA for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
NET INCOME (LOSS)	$(2,314)	$264	$(8,327)	$(9,782)

INTEREST EXPENSE	175	238	888	958

INCOME TAX EXPENSE	60	164	146	45

DEPRECIATION AND AMORTIZATION	708	473	2,278	2,101

PREFERRED STOCK EXPENSES	—	(800)	—	6,066

WARRANT EFFECT	(1,200)	—	(2,200)	—

STOCK OPTION EXPENSE	175	276	731	1,010

MODIFIED EBITDA	(2,396)	615	(6,484)	398

TRANSGENOMIC, INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands except per share data)

	December 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,497	$4,946

Accounts receivable, net	8,081	7,573
Inventories, net	5,092	3,859
Other current assets	1,047	820
Total current assets	18,717	17,198
PROPERTY AND EQUIPMENT, NET	2,190	1,856
OTHER ASSETS:
Goodwill	6,918	6,440
Intangibles	10,764	7,966
Other assets	202	102
	$38,791	$33,562
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES	$16,528	$16,328
OTHER LIABILITIES:
Long term debt less current maturities	—	4,937
Common stock warrant liability	900	—
Other long-term liabilities	1,089	1,249
Total liabilities	18,517	22,514

STOCKHOLDERS’ EQUITY	20,274	11,048
	$38,791	$33,562